Exhibit 99.1

AMENDMENT NO. 1
TO SECURED CONVERTIBLE DEBENTURE

This AMENDMENT NO. 1 TO SECURED CONVERTIBLE DEBENTURE (this “Amendment”), is made effective as of June __, 2007 (the “Effective Date”), by and between Highgate House Funds, Ltd. (“Investor”); and Triton Petroleum Group, Inc. (f/k/a American Petroleum Group, Inc.), a corporation organized under the laws of the state of Nevada (the “Company”), with reference to the following recitals:

A.           The Company issued to the Investor that certain Secured Convertible Debenture dated March 8, 2005 in the original principal amount of $500,000 (the “Master Agreement”).  As of June 19, 2007, the outstanding balance on the Master Agreement is $889,876.71  (inclusive of principal, interest, redemption premium and liquidated damages) and interest will accrue after the date hereof at the rate set forth in the Master Agreement.  The Investor agrees that liquidated damages will cease to accrue after the Effective Date hereof.

B.           The parties desire to amend the definition of the conversion price as set forth in the Master Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Investor and the Company agree as follows:

1.   Conversion Price.  The first sentence of Section 1.02 of the Master Agreement shall be deleted in its entirety and replaced with the following:

“The Holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest and liquidated damages, into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), at the price per share (the “Conversion Price”) equal to the lower of (a) $0.85, or (b) eighty percent (80%) of the lowest daily Volume Weighted Average Price (“VWAP”) of the Common Stock on the Principal Market during the thirty (30) trading days immediately preceding the Conversion Date as quoted by Bloomberg, LP (collectively, the “Conversion Price”).

2.   Section 1.01 of the Master Agreement.  Section 1.01 of the Master Agreement shall remain in full force and effect except that the Maturity Date of the Master Agreement shall be extended to December 31, 2008.

3.   Definitions.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them under the Master Agreement, and if not defined in the Master Agreement shall have the meaning ascribed to them in the Operating Agreement.

4.   Non-Impairment.  Except as expressly modified herein, the Master Agreement shall continue in full force and effect, and the parties hereby reinstate and reaffirm the Master Agreement as modified herein.  The Company hereby (i) waives all defenses to the Investor’s enforcement of the Master Agreement as amended hereby, (ii) releases all claims and actions whatsoever it may have against the Investor and its general partner, investor manager and each of their employees, members, agents, and representatives and (iii) agrees that it does not have nor will it assert any rights of offset, setoff or any other thing that would impair or delay the Investor’s rights to collect the amounts owed hereunder in full (notwithstanding any assertion to the contrary made by the Company).

5.   Inconsistencies.  In the event of any inconsistency, ambiguity or conflict between the terms and provisions of this Amendment and the terms and provisions of the Master Agreement, the terms and provisions of this Amendment shall control.

6.   Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed will be deemed an original and all of which, taken together, well be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

INVESTOR:	COMPANY:
HIGHGATE HOUSE FUNDS LTD.	TRITON PETROLEUM GROUP, INC.

By:	By:
Name:	Name:
Title:	Title: